EXHIBIT 99.1


                       ADEPT TECHNOLOGY AND JDS UNIPHASE
                            FORM AUTOMATION ALLIANCE

                          Optical Automation Solutions

Ottawa, Ontario and San Jose, California, October 23, 2001 - JDS Uniphase Corporation (Nasdaq: JDSU and TSE: JDU) and Adept Technology, Inc. (Nasdaq:
ADTK) today announced that they have signed definitive agreements to enter into an automation development alliance for optical component and module manufacturing. Through this alliance, Adept will be JDS Uniphase's development partner for optical automation processes and solutions, and JDS Uniphase will make an investment of $25 million in Adept convertible preferred stock.

This alliance continues and extends the two companies' year-long development and supply relationship. Adept will continue its work with the JDS Uniphase internal automation organization, Optical Process Automation (OPA), to develop best in class solutions for component and module manufacturing processes and specifically sub-micron tolerance assemblies. JDS Uniphase will have sole right for fiberoptic application of new products and technologies developed pursuant to this alliance, while Adept will have the right to market such products and technologies for use in other industries. Subject to the foregoing, the two companies are free to pursue development initiatives with other parties.

"This agreement with Adept represents another important step in our global manufacturing strategy," commented Jozef Straus, JDS Uniphase Co-Chairman,
President and Chief Executive Officer. "By working with a leading-edge automation company such as Adept, we believe we are enhancing our ability to remain a leader in fiberoptic component manufacturing. We believe Adept's technology can provide a solid foundation to enable us to develop a broad range of new products with higher performance and increased complexity."

Brian R. Carlisle, Chairman and Chief Executive Officer of Adept said, "We are very excited about this expansion of our relationship with JDS Uniphase, and the opportunity to work jointly on new generations of automation solutions. It was clear in our earliest discussions that JDS Uniphase recognizes the need for flexible automation to increase yields and reduce manufacturing costs." Carlisle continued, "Working closely with a manufacturing leader like JDS Uniphase is a perfect opportunity to apply the analytical approach we have taken to providing solutions for manufacturers."

"Adept's vision and motion controls are an excellent complement to our existing automation approach," added Greg Dougherty, Executive Vice President and Chief Operating Officer for JDS Uniphase. "We believe the integration of Adept's flexible automation platform and technologies into our automation systems will provide a lower cost, higher quality and more scalable manufacturing capability throughout the JDS Uniphase organization in the future."


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The agreements remain subject to customary  closing  conditions and are expected to be completed shortly.

About JDS Uniphase
JDS Uniphase is a high technology company that designs, develops, manufactures and sells a comprehensive range of products for high-performance fiberoptic communications applications. These products are deployed by system manufacturers worldwide to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU, and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsuniphase.com.

About Adept Technology
Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believe," "strategy" and similar words. Such forward-looking statements include, but are not limited to, (a) any statement or implication that the alliance between our two companies discussed in this press release will result in improved optical component or module manufacturing processes, or any benefits to either company, (b) the beliefs that JDS Uniphase is enhancing its ability to remain a leader in fiberoptic component manufacturing, that Adept's technology can provide a solid foundation to enable JDS Uniphase to develop new products that reduce costs and increase reliability, and that the integration of Adept's platform and technology into JDS Uniphase's automation system will provide lower cost, higher quality and more scalable manufacturing capability throughout the JDS Uniphase organization. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the companies' respective results of operations, business and financial condition. These risks and uncertainties include, but are not limited to, factors discussed from time to time in reports filed by the companies with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and neither company assumes any obligation to update or qualify any of the statements made herein.